As filed with the Securities and Exchange Commission on April 25, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED RENTALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	7359	06-1522496
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Five Greenwich Office Park

Greenwich, Connecticut 06831

(203) 622-3131

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jonathan M. Gottsegen, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Five Greenwich Office Park

Greenwich, Connecticut 06831

(203) 622-3131

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Andrew D. Soussloff, Esq. Francis J. Aquila, Esq. Sullivan & Cromwell LLP	Kevin J. Groman, Esq. Senior Vice President, General Counsel and Corporate Secretary RSC Holdings Inc.	Robert B. Schumer, Esq. Ariel J. Deckelbaum, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP

125 Broad Street	6929 East Greenway Parkway	1285 Avenue of the Americas
New York, New York 10004	Scottsdale, Arizona 85254	New York, New York 10019
Phone: (212) 558-4000	Phone: (480) 905-3300	Phone: (212) 373-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the joint proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-179039

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	41,745 shares(1)	N/A	$1,858,500(2)	$212.98(3)

(1)	Represents the maximum number of additional shares of common stock, par value $0.01 per share (“URI common stock”), of United Rentals, Inc. (“URI”) estimated to be issued upon the completion of the merger of RSC Holdings Inc. with and into United Rentals, Inc. (the “merger”) based on the product of (x) 150,000 (the number of shares of common stock, no par value (“RSC common stock”), of RSC Holdings Inc. issued after March 22, 2012 that are expected to be exchanged in connection with the merger) and (y) an exchange ratio of 0.2783 (which represents the fraction of a share of URI common stock to be issued for each share of RSC common stock). The registrant has previously registered 29,895,926 shares of URI common stock pursuant to the registration statement on Form S-4 (Registration No. 333-179039), which was declared effective on March 23, 2012.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rule 457(f)(1), Rule 457(f)(3) and Rule 457(c) of the Securities Act, based on the market value of the shares of RSC common stock issued after March 22, 2012 that are expected to be exchanged in connection with the merger, as established by the average of the high and low sales prices of RSC common stock on the New York Stock Exchange on April 24, 2012 of $23.19, minus $1,620,000 (the estimated amount of cash to be paid in the merger by the registrant to the holders of such shares of RSC common stock).
(3)	Calculated in accordance with Section 6(b) of the Securities Act and SEC Fee Advisory #3 for Fiscal Year 2012 at a rate equal to 0.00011460 multiplied by the proposed maximum aggregate offering price.

This registration statement will become effective automatically upon filing with the Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This registration statement is being filed with the Securities and Exchange Commission pursuant to General Instruction K of Form S-4 and Rule 462(b) of the Securities Act of 1933, as amended, for the sole purpose of registering an additional 41,745 shares of common stock, $0.01 par value per share ( “URI common stock”), of United Rentals, Inc. (“URI”) for issuance in connection with the merger of RSC Holdings Inc. (“RSC”) with and into URI. URI has previously registered 29,895,926 shares of URI common stock by means of a currently effective registration statement on Form S-4 (Registration No. 333-179039). The number of shares originally registered represented the maximum number of shares of URI common stock estimated to be issuable in connection with the merger, based on the number of shares of RSC common stock outstanding, or reserved for issuance under restricted stock unit awards issued to non-employee members of the RSC board of directors, as of March 22, 2012, and the exchange of shares of RSC common stock for URI common stock pursuant to an exchange ratio of 0.2783 set forth in the Agreement and Plan of Merger, dated as of December 15, 2011, by and between URI and RSC. The number of shares of URI common stock issuable upon the completion of the merger is now estimated to be higher than originally anticipated due to additional exercises of options on RSC common stock since March 22, 2012. Thus, URI is registering an additional 41,745 shares of URI common stock.

INCORPORATION OF DOCUMENTS BY REFERENCE

This registration statement incorporates by reference the contents of the Registration Statement on Form S-4, Registration No. 333-179039, including all amendments, supplements and exhibits thereto and all information incorporated or deemed to be incorporated by reference therein. Additional opinions and consents required to be filed with this Registration Statement are listed on the Index to Exhibits attached to and filed with this registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits.

Exhibit Number	Exhibit Description

5.1	Opinion of Sullivan & Cromwell LLP, as to the legality of the securities being issued

23.1	Consent of Ernst & Young LLP

23.2	Consent of KPMG LLP

23.3	Consent of Sullivan & Cromwell LLP (contained in Exhibit 5.1)

24.1*	Power of Attorney of Registrant’s Board of Directors (incorporated herein by reference to Exhibit 24.1 of the registrant’s registration statement on Form S-4 (Registration No. 333-179039))

99.1	Consent of Barclays Capital Inc.

99.2	Consent of Goldman Sachs & Co.

99.3	Consent of Morgan Stanley & Co. LLC

99.4	Consent of Centerview Partners LLC

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on April 25, 2012.

UNITED RENTALS, INC.

By:	/s/ Jonathan M. Gottsegen
Name: Title:	Jonathan M. Gottsegen Senior Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the 25th day of April, 2012.

Signatures	Title(s)

*	Director and Chief Executive Officer
Michael J. Kneeland	(Principal Executive Officer)

*	Chairman of the Board of Directors
Jenne K. Britell

*	Chief Financial Officer
William B. Plummer	(Principal Financial Officer)

*	Controller
John J. Fahey	(Chief Accounting Officer)

*	Director
José B. Alvarez

*	Director
Howard L. Clark, Jr.

*	Director
Bobby J. Griffin

*	Director
Singleton B. McAllister

*	Director
Brian D. McAuley

*	Director
John S. McKinney

	Signatures	Title(s)

	*	Director
Jason D. Papastavrou

	*	Director
Filippo Passerini

	*	Director
Keith Wimbush

*By	/s/ Jonathan M. Gottsegen	Attorney-in-fact
Jonathan M. Gottsegen

EXHIBIT INDEX

Exhibit Number	Exhibit Description

5.1	Opinion of Sullivan & Cromwell LLP, as to the legality of the securities being issued

23.1	Consent of Ernst & Young LLP

23.2	Consent of KPMG LLP

23.3	Consent of Sullivan & Cromwell LLP (contained in Exhibit 5.1)

99.1	Consent of Barclays Capital Inc.

99.2	Consent of Goldman Sachs & Co.

99.3	Consent of Morgan Stanley & Co. LLC

99.4	Consent of Centerview Partners LLC